February 17, 2023

Dave C. Barney

Re: Senior Advisor Role

I am pleased to offer you the non-executive position of Senior Advisor at Knife River Corporation (“KRC") effective March 1, 2023. In this position, you will support an orderly transition of your duties and responsibilities to your successor as President and CEO of KRC. You will be called upon to provide such assistance and services as are reasonably requested by the President and CEO of KRC from time to time. It is expected that your service in this position will continue through your retirement on January 3, 2024. The period from March 1, 2023 through January 3, 2024 is referred to in this letter as the “Position Term”.

Annual Base Salary: Your annual base salary will remain at $551,000 during the Position Term.

Stock Ownership Guidelines: Your stock ownership requirements will remain at 3x base salary during the Position Term.

Annual Incentive/Executive Incentive Compensation Plan (EICP): You will remain in the EICP for fiscal year 2023 at your current target incentive amount.

Long-Term Performance-Based Incentive Plan (LTIP): You will be included in the MDU Resources Group, Inc. LTIP grant for 2023 along with other executives. Treatment of your outstanding LTIP awards upon your retirement at the end of the Position Term will be governed by the applicable plan document and award agreements.

Non-Officer Position: Effective as of the commencement of the Position Term, you will no longer be a member of the Management Policy Committee and will no longer be an executive officer.

Non-Qualified Defined Contribution Plan: The Board approved your previous contribution to this plan for 2023. No additional employer contributions will be made.

The above information is for overview purposes, and the specific terms and conditions of each program is outlined in the appropriate plan documents and/or award letters. This letter is not a contract of employment for any specified period of time. The employment relationship is “at will” and can be terminated by you or the company at any time, for any reason, with or without notice. This letter may be assigned to KRC in connection with the separation of KRC from MDU Resources Group, Inc.

Dave, thank you for 36 years of service to KRC. I look forward to working with you in this new role.

[Signature Page Follows.]

Sincerely,

/s/ David L. Goodin

David L. Goodin
President and Chief Executive Officer MDU Resources Group, Inc.

Agreed to and accepted:

/s/ David C. Barney

David C. Barney                                Date 2-17-2023

cc: Human Resources – MDUR/KRC